Exhibit 1
AMENDMENT TO BY-LAWS
OF
TELTRONICS, INC.

The By-Laws of the Corporation are amended in the following manner:

FIRST, Section 1 of Article V of the By-Laws is hereby amended to read as follows:

Section 1. - Certificates.  The shares of stock of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both.  To the extent that shares are represented by certificates, such certificates whenever authorized by the Board of Directors, shall be in such form as shall be approved by the Board of Directors.

SECOND, Section 4 of Article V of the By-Laws is hereby amended to read as follows:

Section 4. - Stock Ledger.  A record shall be kept by the Secretary, by the transfer agent, by the registrar or by any other officer, employee or agent designated by the Board of Directors, of the name of the individual, firm or corporation holding the shares of the stock of the Corporation, the number of shares so held, the date of issue thereof and, in case of cancellation, the date of cancellation thereof.

THIRD, Section 5 of Article V of the By-Laws is hereby amended to read as follows:

Section 5. - Transfer of Shares.  Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, if any, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

FOURTH, Section 7 of Article V of the By-Laws is hereby amended to read as follows:

Section 7. - Regulations.  The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with law, the certificate of incorporation or these by-laws, concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation.  It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents or one or more registrars.

FIFTH, except as expressly amended by this Amendment, the By-Laws of the Corporation shall remain in full force and effect without amendment, modification or waiver of any kind.